Exhibit 10.13
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                                  AMENDMENT TO
                   AMENDED AND RESTATED MASTER LOAN AGREEMENT


         THIS AMENDMENT, dated as of the 2nd day of July, 1999 (the "Amendment"), is made by and between Suarez Housing Corporation, a Florida corporation (the "Borrower"), with offices located at 9950 Princess Palm Avenue, Suite 112, Tampa, Florida 33619, and Bank of America, N.A., a national banking association, successor by merger to NationsBank, N.A. (the "Bank"), with its offices located at 1410 N. Westshore Boulevard, Suite 100, Tampa, Florida, to modify and amend the terms of a certain Amended and Restated Master Loan Agreement dated November 17, 1995 and riders thereto, as modified and amended, and a certain Amended and Restated Master Loan Agreement dated July 2, 1998 and riders thereto, as modified and amended, made by Borrower and Bank.

                                    RECITALS

         A. Borrower opened a revolving line of credit loan in the amount of $10,000,000.00 and a revolving line of credit loan in the amount of $9,500,000.00 with Bank, which have been modified and amended from time to time thereafter (the "Loan" or "Loans"), which are used for the purpose of acquiring lots and constructing single family dwellings in subdivisions acceptable to Bank and mortgaged to Bank as security for the Loans.

         B. Borrower and Bank have previously entered into a certain Amended and Restated Master Loan Agreement dated November 17, 1995, and Borrower and Bank have previously entered into a certain Amended and Restated Master Loan Agreement dated July 2, 1998, (collectively the "Loan Agreement") setting forth the terms upon which Bank has agreed to make advances under the Loans from time to time.

         C. Borrower has requested and Bank has agreed to increase the amount of the Loan by a future advance in the amount of $3,500,000.00 secured by the Mortgage and administered under the terms of the Loan Agreement, except as modified herein.

         D. Borrower and Bank desire to modify and amend the terms of the Loan in the manner set out herein.

         NOW, THEREFORE, in consideration of the premises, of the Loan advances which may be agreed to be made Bank to Borrower hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank hereby agree as follows:

         1. The foregoing recitals are true and are incorporated herein.

         2. Paragraph 1.1 (q) of the Loan Agreement is amended as follows:

                  The full payment and performance of the Loan will continue to be guaranteed, jointly and severally, by International American Homes, Inc., a Delaware corporation, and by

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         Robert J. Suarez, individually, ("Guarantor"), subject to the terms provided in the Guaranty and herein. The Guarantor hereby subordinates any and all obligations of the Borrower to him in favor of Bank in order that there shall be no offset against the guarantee of any amount which may be owing to the Guarantor by Borrower. The existing individual guaranty of Guarantor Suarez will be released as to sums previously advanced and his guaranty shall not extend to sums advanced under the Loan in the future, for the construction of Pre-Sold Units. Furthermore, if the financial statements for International American Homes, Inc., tested quarterly, show a Tangible Net Worth of $7,200,000 or more, and a Total Debt/ Tangible Net Worth ratio (adjusted for bonds) of 2.75:1, or better, then the personal guaranty of Guarantor Suarez will be abated as to 50% of the sums previously advanced or advanced in the future for the construction of Spec and Model Units and lots. If the financial statements for International American Homes, Inc., tested quarterly, show a Tangible Net Worth of $7,500,000 or more, and a Total Debt /Tangible Net Worth ratio (adjusted for bonds) of 2.50:1, or better, then the personal guaranty of Guarantor Suarez will be abated in full. The personal guaranty of Guarantor will be reinstated consistent with the foregoing standards if International American Homes, Inc. fails to maintain the stated ratios. If the personal guaranty of Guarantor Suarez qualifies for abatement in full as of January 1, 2000, then Bank will release the personal guaranty of Guarantor Suarez in full on his request. The guaranty of International American Homes, Inc. shall not be affected by any of the foregoing actions taken as to Guarantor Suarez.

         3. Paragraph 2.1 of the Loan Agreement is amended as follows:

                  Borrower covenants and agrees to pay to Bank a nonrefundable Commitment Fee in the amount of $137,500.00, one-half ($68,750.00) of which is due on or before closing and one-half of which ($68,750.00) is due on or before December 15,1999. An annual loan fee equal to 137,500.00 shall be due each year on the anniversary of the Loan closing if the Loan extends beyond one year, one-half of which is due on or before closing and one-half of which is due on or before December 15, 2000.

         4. Paragraph 2.3 of the Loan Agreement is amended as follows:

                  The Loan proceeds will continue to be used solely to finance the acquisition of developed lots and the cost of construction of single family dwellings ("Units") on lots owned or to be acquired by Borrower and mortgaged to Bank in those certain developments located in Hillsborough County, Pasco County and Pinellas County, Florida, and in such other counties as Bank may approve. Bank will disburse Loan proceeds in accordance with the Loan documents as modified from time to time thereafter.

                  (a) Use of Loan proceeds for the construction of Units shall be limited to 125 Spec and Model Units and a total outstanding and committed of $12,500,000.00 at any one time; and 93 Pre-Sold Units and a total amount actually outstanding of $9,300,000.00 at any

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         one time.  Use of Loan proceeds is further limited to 10 Spec and Model
         Units in any one subdivision at any one time.

                  (b) Each individual Unit financed under the Loan shall be completed in a period not to exceed six (6) months from the date construction commences.

                  (c) Use of Loan proceeds for the purchase of developed lots shall be limited to 220 lots and a total amount outstanding and committed of $4,000,000.00 at any one time. The amount to be funded for each lot shall be an amount equal to the lesser of (i) 75% of Borrower's cost, or (ii) 75% of appraised value, with a minimum of 25% cash equity in each lot, or (iii) $35,000.00. Use of Loan proceeds is further limited to 50 developed lots in any one subdivision at any one time. Lots under the Loan greater than two (2) years shall be removed from the collateral pool.

                  (d) Use of Loan availability for the issuance of standby letters of credit in support of development activities shall be limited to $1,000,000 outstanding or committed at any one time and shall reduce the borrowing base availability proportionately.

         Notwithstanding the foregoing limitations by category, the total amount outstanding under the Loan at any one time shall not exceed the loan amount of $23,000,000.00.

         5. Paragraph 2.3(e) of the Loan Agreement is amended as follows:

                  To monitor the collateral base and to assist in calculating the Maximum Allowable Funding, Borrower shall provide to Bank monthly a report of construction completion status on the Bank's form, or other form approved by Bank, for all units financed under the Loans. Inspection fees under the Loans will be $125 per unit, irrespective of the number of times Bank elects to inspect.

         6. Paragraph 2.10 is hereby added to the Loan Agreement as follows:

                  2.10 Inspections and Monitoring. To monitor the collateral base and to assist in calculating the Maximum AlIowabIe Funding, Borrower shall provide to Bank monthly a report of construction completion status on the Bank's form, or other form approved by Bank, for all units financed under the Loans. Inspection fees under the Loans will be $125 per unit, irrespective of the number of times Bank elects to inspect.

         7. Paragraph 5.9 of the Loan Agreement is amended as follows:

                  Title insurance coverage for the Loan under a loan policy or policies of title insurance with revolving credit endorsement shall continue to insure advances under the Loan.

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         8. Paragraph 5.11 of the Loan Agreement is amended as follows:

                  Borrower will provide Bank with (a) quarterly 10-Q filings for International American Homes, Inc., including internally prepared consolidating financial information for wholly-owned subsidiaries, within 90 days of the end of each quarter; (b) annual 10-K for International American Homes, Inc., including consolidating financial information for wholly-owned subsidiaries, within 120 days of fiscal year end, and (c) annual and quarterly inventory and sales reports.

         9. Paragraph 5.18 of the Loan Agreement is amended as follows:

                  (a) Bank will fund under the Loan up to but not in excess of an amount, referred to here as the Aggregate Maximum Allowable Funding, which is from time to time the aggregate sum of the Maximum Allowable Funding amount for all units and lots subject to the Loan. In calculating the Maximum Allowable Funding, the amount which has been advanced or which is eligible to be advanced on account of the underlying land lot is referred to herein as the Lot Advance. The Maximum Allowable Funding amount for a pre-sold unit will be the sum of
         (1) the Lot Advance, plus (2) the product of (a) the then current percentage of completion of the unit, times (b) an amount which does not exceed 100% of the unit cost breakdown (not including the Lot Advance) submitted by Borrower and approved by Bank, nor the lesser of
         1) 80% of the completed value of each unit, which amount shall be determined by a valuation acceptable to Bank, less the Lot Advance, or
         2) 80% of the contracted purchase price of the unit, less the Lot Advance. The Maximum Allowable Funding amount for a model or spec unit will be the sum of (1) the Lot Advance, plus (2) the product of (a) the then current percentage of completion of the unit, times (b) an amount which does not exceed 100% of the unit cost breakdown submitted by Borrower and approved by Bank, nor 80% of the completed value of each unit, less the Lot Advance. The Maximum Allowable Funding amount for a lot will be the lesser of 1) 75% of Borrower's cost, 2) 75% of the appraised value, or 3) not to exceed $35,000.00).

                  (b) Units or lots may be released from the lien of the mortgage: (1) without a partial release payment if the Aggregate Maximum Allowable Funding after subtracting the released lot or unit's Maximum Allowable Funding from the collateral pool exceeds the then outstanding loan balance; (2) otherwise, upon payment of the difference between the Aggregate Maximum Allowable Funding after subtracting the released lot or unit's Maximum Allowable Funding from the collateral pool and the then outstanding loan balance. Spec units subject to the Loan shall be removed from the collateral pool after one year. Model units subject to the Loan shall be removed from the collateral pool after two years.

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         10. Paragraph 6.3 is hereby added to the Loan Agreement as follows:

                  6.3 Year 2000 Representations, Covenants and Warranties.

                           (a) Borrower has (i) begun analyzing the operations of Borrower and its subsidiaries and affiliates that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999); and (ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. Borrower reasonably believes that it will become Year 2000 compliant for its operations and those of its subsidiaries and affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower.

                           (b) Borrower reasonably believes any suppliers and vendors that are material to the operations of Borrower or its subsidiaries and affiliates will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower.

                           (c) Borrower will promptly notify Bank in the event Borrower determines that any computer application which is material to the operations of Borrower, its subsidiaries or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower.

         11. Paragraph 10.1 of the Loan Agreement is amended as follows:

                  10.1 Financial Covenants. Borrower will at all times report its financial condition using generally accepted accounting principles consistently applied, except to the extent modified by the following definitions:

                           (a) Tangible Net Worth: "Tangible Net Worth" is defined as the aggregate of total shareholders' equity plus any debt to Related Parties (as hereinafter defined) which are subordinated to the Loan, less any intangible assets and any obligations due from shareholders, partners, employees, and/or affiliates.

                           (b) Ratio of Total Debt to Tangible Net Worth: The "Ratio of Total Debt to Tangible Net Worth," is defined as the aggregate of current liabilities and non-current liabilities (excluding contingent liabilities and non-recourse bonds) less subordinated loans from Related Parties (as hereinafter defined), divided by Tangible Net Worth shall not

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         exceed 2.75:1, tested semi-annually, during the period from closing of the Loan to maturity, if and as extended.

                           (c) Net Loss: Borrower shall not suffer any net loss as reflected in the annual financial statements prepared and submitted to Bank during the term of the Loan.

                           (d) Related Parties: "Related Parties" shall mean the partners or shareholders of Borrower, or any corporations, trusts, partnerships, or other entities in which Borrower owns directly, or indirectly, a 51% interest.

                           (e) Minimum Tangible Net Worth: Borrower shall maintain a minimum Tangible Net Worth of $6,500,000, tested semiannually, during the term of the Loan.

         12. Except as expressly set out herein and in the Loan Documents of even date, all terms and provisions of the Loan Documents shall continue in force and effect with respect to the Loan.


         IN WITNESS WHEREOF, Borrower and Bank have executed this Loan Agreement as of the above written date.


                                                    Suarez Housing Corporation,
                                                    a Florida corporation

                                                                          [Seal]

/s/ Robert I. Antle                                 By: /s/ Robert J. Suarez
--------------------                                    --------------------
Witness  ROBERT I. ANTLE                            Robert J. Suarez

/s/ Donald S. Hart, Jr.                             Its:      President
--------------------                                    --------------------
Witness  DONALD S. HART, JR.

                                                    Bank of America, N.A.


                                                    By:
--------------------                                    --------------------
Witness                                                     Dean W. Kuna


--------------------
Witness                                             Its: Senior Vice President

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                              JOINDER OF GUARANTOR

         The undersigned as Guarantor hereby joins in and consents to the foregoing Loan Agreement.


                                             International American Homes, Inc.,
                                             a Delaware corporation

                                                                          {Seal}

/s/ Robert I. Antle                                 By: /s/ Robert J. Suarez
--------------------                                    --------------------
Witness  ROBERT I. ANTLE                            Robert J. Suarez


/s/ Donald S. Hart, Jr.                             Its:      President
--------------------                                    --------------------
Witness  DONALD S. HART, JR.


/s/ Robert I. Antle                                 /s/ Robert J. Suarez  {Seal}
--------------------                                --------------------
Witness  ROBERT I. ANTLE                            Robert J. Suarez
                                                    individually

/s/ Donald S. Hart, Jr.
--------------------
Witness  DONALD S. HART, JR.

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